Exhibit 99.1

Former Parker Executive Joins Wabtec Board

Wilmerding Pa., Feb. 23 - Wabtec Corporation (NYSE: WAB) today announced that Nickolas W. Vande Steeg, former president and chief operating officer of Parker Hannifin Corporation, has been appointed to Wabtec’s Board of Directors. Vande Steeg, 64, replaces Kim G. Davis, who has resigned after serving 10 years as a Wabtec director. Vande Steeg will serve as a member of the class of directors whose term expires at Wabtec’s 2009 annual meeting, at which time he will stand for election.

“Nick will be a valuable contributor to Wabtec’s board and an asset to our management team,” said William E. Kassling, Wabtec’s chairman. “His strong background in operations management, including leadership of Parker’s lean initiatives, plus his extensive experience with acquisitions will be important as we execute Wabtec’s growth strategies.”

Vande Steeg joined Parker Hannifin in 1971 and held various executive and operating management positions. In 2003, he was named executive vice president and chief operating officer, with responsibility for all of the company’s industrial groups. He retired from Parker at the end of 2006.

Davis is a managing director at Charlesbank Capital Partners, a private equity investment company. He joined the board in 1997, after Charlesbank made a private equity investment in Wabtec. Charlesbank sold its investment in a secondary offering in 2003, but Davis remained on the board.

“Kim has always represented our shareholders in a diligent manner,” Kassling said. “We thank him for his many years of dedicated service and valuable contributions, especially his willingness to continuing serving on the board since 2003.”

Wabtec Corporation is a global provider of value-added, technology-based products and services for the rail industry. Through its subsidiaries, the company manufactures a range of products for locomotives, freight cars and passenger transit vehicles. The company also builds new switcher and commuter locomotives, and provides aftermarket services. The company has facilities located throughout the world.